Exhibit 10.1

THE 2019 CRAWFORD & COMPANY UK

SHARESAVE SCHEME

RULES

1.	DEFINITIONS AND INTERPRETATION

(a)	In this Plan the following words and expressions shall have the following meanings (unless the context requires otherwise):

"Adoption Date" means the date on which the Plan is adopted by the Company by resolution of the Board;

"Associated Company" has the meaning that the expression bears in paragraph 47 of Schedule 3;

"Board" means the board of directors for the time being of the Company or a committee thereof duly authorised for the purposes of the Plan;

"Bonus" means in relation to any Savings Contract, such bonus (if any) as is payable pursuant to it;

"Bonus Date" means the earliest date at which a bonus is payable under the Savings Contract or, where no bonus is payable, the maturity date of the relevant Savings Contract;

"Company" means Crawford & Company, a corporation incorporated under the laws of the state of Georgia in the USA;

"Constituent Company" means the Company or a company which is Controlled by the Company and which has been nominated by the Board to participate in the Plan from time to time;

"Control" has the meaning given to it by Section 719 of ITEPA and "Controlled" shall have a similar meaning;

"Date of Grant" means the date on which an Option was or is to be granted under Rule 4;

"Dealing Code" means the rules and regulations adopted by the Company or which apply to the Company and which govern dealing in Shares, interests in Shares, options or rights over Shares or interests in Shares;

"Group" means the Company and any other company which is for the time being Controlled by the Company or which is an Associated Company and "Group Company" shall be construed accordingly;

"HMRC" means HM Revenue and Customs;

"ITTOIA" means the Income Tax (Trading and Other Income) Act 2005;

"ITEPA" means the Income Tax (Earnings and Pensions) Act 2003;

"Market Value" means, in relation to any Share, market value as determined in accordance with Part VIII of the Taxation of Chargeable Gains Act 1992 and in the case of:

(i)	any Share which at the relevant time is quoted on the New York Stock Exchange, shall be deemed to be:

(a)	the arithmetic average of the closing prices of shares of that class on the five dealing days immediately preceding the date the invitation to apply for an Option was made under Rule 3, or

(b)	where the first of those dealing days does not fall within the period of 30 days ending with the day on which the Option is granted or falls prior to the date on which the Company last announced its results for any period, the closing price of shares of that class on the dealing day last preceding the day on which the Option is granted or such other dealing day as may be agreed with HMRC;

(ii)	in any other case, the price agreed by HMRC as being the market value of a Share on the date the invitation to apply for an Option was made under Rule 3 or, if that date does not fall within the period of 30 days ending with the day on which the Option is granted, on the day on which the Option is granted or such other day as may be agreed with HMRC, provided that the market value of any Shares subject to a restriction is to be determined as if they were not subject to the restriction;

"Non-UK Company Reorganisation Arrangement" has the meaning given to that expression in paragraph 47A of Schedule 3;

"Option" means a right (for the time being subsisting) to acquire Shares granted or to be granted in accordance with the Plan;

"Option Period" means in relation to any Option, the Period commencing on the Bonus Date and ending six calendar months thereafter;

"Option Price" means the price (denominated in US dollars) at which each Share subject to an Option may be acquired on the exercise of that Option being, subject to Rule 9, not less than the greater of:

(i)            the nominal value of a Share; and

(ii)	80% (or such other percentage as shall be specified in paragraph 28 of Schedule 3) of the Market Value of a Share;

"Participant" means a director or employee of a Group Company (or the personal representative of any director or employee who has died) to whom an Option has been granted which has not yet lapsed;

"Plan" means the Crawford & Company UK Sharesave Scheme as constituted by these Rules;

"Qualifying Employee" means any director who devotes substantially the whole of his/her time to the business of a Constituent Company (being at least 25 hours per week excluding meal breaks) or any employee of a Constituent Company and whose earnings meet (or would meet if there were any) the requirements set out in paragraphs 6(2)(c) of Schedule 3;

"Qualifying Period" means such period (not exceeding four years three hundred and thirty days) as the Board may from time to time stipulate as the Qualifying Period;

"Redundancy" means redundancy within the meaning of the Employment Rights Act 1996;

"Rules" means these Rules as from time to time amended;

"Savings Contract" means a savings contract under a certified SAYE savings arrangement within the meaning of section 703(1) of the ITTOIA and approved by HMRC for the purposes of Schedule 3;

"Schedule 3" means Schedule 3 to the ITEPA;

"Schedule 3 SAYE Option Scheme" has the meaning which it has for the purposes of section 516 ITEPA;

"Share" means a fully paid ordinary share of the Company complying with the conditions of paragraphs 18 to 20 (inclusive) and 22 of Part 4 of Schedule 3;

"Taxable Year" means either:

(i)	the calendar year; or

(ii)	where relevant and only if it ends later than the relevant calendar year, the 12 month period for which the company that employs the Participant is obliged to pay US tax.

(b)	In these Rules (unless the context requires otherwise):

(i)	reference to the singular includes the plural, (and vice versa), reference to any gender include all genders, and reference to persons includes bodies corporate, unincorporated associations and partnerships (whether or not any of them have a separate legal personality);

(ii)	reference to a statute or a statutory provision includes reference to:

(i)	any order, regulation, statutory instrument or other subsidiary legislation at any time made under it for the time being in force (whenever made); and

(ii)	any modification, amendment, consolidation, re-enactment or replacement of it or provision of which it is a modification, amendment, consolidation, re-enactment or replacement.

(c)	References in these Rules to a rule, clause or paragraph are, unless otherwise stated, references to a rule, clause or paragraph of these Rules.

(d)	The contents list and headings in these Rules are inserted for ease of reference only and do not affect the construction or interpretation of these Rules.

(e)	References in these Rules to "month" shall be deemed to be references to a calendar month.

2.	TIME LIMITS OF PLAN

An invitation to apply for an Option may only be given within the period of 10 years ending on 5 November 2029.

3.	INVITATIONS TO APPLY FOR OPTIONS

(a)	Eligibility for grant

(i)	Subject to the limitations and conditions contained in the Plan and unless prohibited by law, the Board may from time to time make invitations to apply for the grant of Options to:

(i)	every person who is at the date on which the invitation is made a Qualifying Employee and who will have been such for a minimum of the Qualifying Period at the Date of Grant and who has not given or been given notice to terminate his or her employment with the Group; and

(ii)	such further persons, who are at the date on which the invitation is made directors or employees of any Constituent Company as the Board may decide but so that the Board shall not be obliged to make any invitations to any or all of such further directors or employees.

(ii)	Notwithstanding anything else in these Rules:

(i)	no person shall be invited to apply for an Option unless he is, on the date of the invitation, a director or employee of a Constituent Company. Each invitation shall be deemed to be made on the date on which it is issued regardless of the date of receipt by the Participant;

(ii)	no Option shall be granted to any person who is not, on the date of grant, a director or employee of any Constituent Company. Any invitation shall lapse if before the relevant Date of Grant the person to whom it has been made ceases to be a director or employee of a Constituent Company.

(b)	Terms of invitation

Invitations to apply for the grant of Options shall be on such terms, being similar terms so as not to discriminate between employees and directors (consistent with the Rules and with paragraphs 7 and 8 of Schedule 3) and in such form as the Board may from time to time determine.

(c)	Invitation: information required

The application method shall take such form as is determined by the Board. An invitation shall specify:

(i)	the date by which an application must be made, being the period of not less than 14 days after the issue of the invitation;

(ii)	the Option Price at which Shares may be acquired on the exercise of the Option or the method by which the Option Price will be determined and notified to invitees;

(iii)	the minimum monthly contribution which may be made under the Savings Contract which shall not be such as to cause any infringement of the limits applicable under Rule 3.5 or the foregoing requirement for invitations to be on similar terms;

(iv)	the maximum monthly contribution which may be made under the Savings Contract but so that any maximum so specified shall not be such as to cause any infringement of the limits applicable under Rule 3.5 or the foregoing requirement for invitations to be on similar terms;

(v)	whether an applicant must enter into a three year or a five year Savings Contract or may choose either;

(vi)	where applicable, whether for the purpose of determining the number of Shares over which the Option is to be granted, the repayment under the Savings Contract linked to the Option must be taken as including the maximum bonus payable thereunder, the minimum bonus payable thereunder or no bonus, or whether the recipient of the invitation may choose any of these;

(vii)	whether or not the Shares may be subject to any restriction and, if so, the details of any such restriction; and

may specify a maximum number of Shares over which Options may be granted in response to all acceptances of invitations made on that occasion.

(d)	Invitation: acceptance procedure

An invitation to apply for an Option shall be open for acceptance (by the return of the application form specified in Rule 3.4.2) for a period of not less than 14 days after the date of the letter of invitation, and any application shall only be valid if:

(i)	it specifies the monthly contributions (being a multiple of £1 and within the limits prescribed by the Plan and, if appropriate, the invitation) which the Participant wishes to make under the Savings Contract; and

(ii)	it is accompanied by a duly completed proposal form for a Savings Contract of the type (or one of the types if the Participant may choose which one or more types he wishes to save under) specified by the Board in the invitation. The Savings Contract shall be in such form as the Board may determine from time to time (including electronic form); and

(iii)	in a case where the Participant has a choice as to the type of Savings Contract he/she wishes to take out, it specifies which type of Savings Contract the Participant wishes to take out.

Such acceptance shall constitute the Participant's authority to the Board to complete or amend the Savings Contract proposal form so as to show such monthly savings contribution as shall equal the amount specified on the application form, or such lower amount as shall be determined under Rule 4.3 and shall constitute the Participant's acceptance of and agreement to be bound by the Rules (as altered from time to time).

(e)	Minimum and maximum contributions

The minimum monthly contribution which may be made by a Participant at any one time under (a) Savings Contract(s) entered into in connection with the Plan or any other savings-related share option plan must be between £5 and £10 (or such other minimum and maximum amounts specified by HM Treasury for this purpose or Schedule 3) and the maximum monthly contribution shall be £500 (or such other sum as shall equal the maximum for the time being specified in paragraph 25 of Schedule 3).

(f)	Non-transferability of invitations

Any invitations to participate shall be personal to the Participant and shall not be transferred, assigned, pledged, charged or otherwise disposed of by a Participant to any person.

4.	GRANT OF OPTIONS

(a)	Timing of grant

(i)	Subject to the remaining provisions of this Rule 4, the Board shall grant Options to Participants from whom valid acceptances have been received and who are at the Date of Grant still directors or employees of any Constituent Company. Options are granted by the Company in a manner approved by the Board.

(ii)	In the event of applications being scaled down in the manner set out in Rule 4.3, the 30 day periods referred to in the definition of "Market Value" in Rule 1.1 may be treated as extended to a maximum of 42 days.

(b)	Number of Shares over which Option granted

The number of Shares over which an Option shall (subject to the Rules) be granted to an accepting Participant on a particular occasion shall be the largest whole number of Shares which can be subscribed at the Option Price out of sums payable under the Savings Contract on the Bonus Date (having regard to any specification by the Board as mentioned in Rule 3.3 and applying the closing mid-point sterling/US dollar exchange rate published in the Financial Times (or such other newspaper as the Board may select from time to time) on the date on which a validly completed notice of exercise is received by the Company in respect of the Option (or if not published on that day, the last preceding day of publication)).

(c)	Scaling back mechanism

If valid applications for Options are received over an aggregate number of Shares such that if Options over those Shares were granted any limitation imposed pursuant to Rule 3.3 would be exceeded, then the following steps shall be taken successively to the extent necessary to eliminate the excess:

(i)	first, where applicable, it shall take the repayment under the Savings Contract as including the minimum bonus instead of the maximum bonus;

(ii)	secondly, where applicable, it shall take the repayment under the Savings Contract linked to the Option as including no bonus;

(iii)	the excess over £5 (or such other minimum savings amount specified from time to time by HM Treasury), or such greater amount as the Board may determine, of the proposed monthly contributions of the applicants shall be reduced pro rata to the extent necessary;

(iv)	if all the applications have been scaled down as far as is permitted and there are still insufficient Shares available, then a ballot shall be held by the Board to determine which Participants will be granted Options, such ballot to be supervised by the auditors of the Company. The Board shall return the relevant proposal form to any Participant whose acceptance is excluded under any such ballot.

(d)	Notification of grant

As soon as reasonably practicable after the grant of an Option, the Company shall notify the Participant by sending him/her a letter of notification accompanied by an Option certificate each in a form approved by the Board. The Option certificate shall state the Date of Grant, the details of the number of Shares over which an Option has been granted, the Option Price, and the Bonus Date, being the date on which the Option will ordinarily become exercisable.

(e)	Non-transferability of Option

Each Option shall be exercisable only by the Participant to whom it is granted and may not be transferred, assigned, pledged, charged or otherwise disposed of by a Participant to any person (other than his/her personal representatives). Any purported transfer, assignment, pledge, charge or disposal shall cause the Option to lapse immediately. Each Option certificate shall carry a statement to this effect.

5.	EXERCISE OF OPTIONS

(a)	Manner of exercise

Options shall be exercised by lodging with the Company Secretary or such other person as the Board may specify the relevant Option certificate (if available), a duly completed notice of exercise in such form as the Board may from time to time prescribe in respect of such number of Shares as the Participant shall specify on the notice of exercise and accompanied by evidence of the termination of the Savings Contract linked to the Option and payment in full for the Shares. Shares subscribed on the exercise of an Option may be paid for only with monies comprising repayments (including any bonus or interest) under the related Savings Contract and if on the exercise of any Option such repayments shall be insufficient for the Option to be exercised in full, then the number of Shares in respect of which the Option may be exercised shall be reduced to the largest whole number of Shares which can be subscribed at the relevant price per Share out of such repayments. Options shall not be capable of being exercised more than once.

(b)	Period for exercise

(i)	Save as provided in Rules 6, 7 and 8, an Option may only be exercised within the Option Period.

(ii)	Notwithstanding Rule 5.2.1 an Option may not be exercised:

(i)	after the expiry of the Option Period, except where the Participant has died (in which event the provisions of Rule 6.1.1 shall apply);

(ii)	by a Participant at any time if at that time he is not, save as provided in Rule 6, a director or employee of any Group Company; or

(iii)	at any time when such exercise is restricted by any Dealing Code.

(c)	Lapse of Options

(i)	An Option or part thereof which shall not have been exercised by the expiry of the Option Period shall, except where Rule 6.1.1 applies, automatically lapse.

(ii)	Where, before an Option has become capable of being exercised, the Participant gives notice to permanently stop paying monthly contributions under the Savings Contract made in connection with the Option, or is deemed under its terms to have given such notice, or makes an application for repayment of the monthly contributions paid under it, the Option may no longer be exercised at all.

(iii)	Where an Option has become capable of being exercised and the Participant holding the Option is subject to taxation in the USA, that Option shall lapse on the 15th day of the third month following the end of the Taxable Year in which the Option first became exercisable or, if earlier, the date on which it would otherwise lapse under these Rules.

(d)	Result of exercise of Option

(i)	Transfer of Shares within 30 days

Subject to the obtaining of any necessary consent, to the terms of any such consent and to the Board being satisfied that the issue or transfer of the relevant Shares is lawful in the relevant jurisdiction, and subject to receipt by the Company of the appropriate payment by way of acquisition of the Shares, within 30 days of receipt by the Company of the notice of exercise the Board on behalf of the Company shall issue or procure the transfer to the Participant of the number of Shares in respect of which the Option has been exercised, provided that (in a case where a Constituent Company is obliged to (or would suffer a disadvantage if it were not to) account for any tax (in any jurisdiction) for which the Participant in question is liable by virtue of the exercise of the Option and/or for any social security contributions recoverable from the Participant in question (together, the "Tax Liability"), that Participant has either:

(i)	made a payment to the Constituent Company of an amount equal to the Tax Liability; or

(ii)	entered into arrangements acceptable to that or another Constituent Company to secure that a payment is made (whether by authorising the sale of some or all of the Shares on his behalf and the payment to the Constituent Company of the relevant amount out of the proceeds of sale or otherwise).

(ii)	Shares to rank pari passu

All Shares issued on exercise of Options shall on issue rank equally in all respects with the Company's existing Shares save that the Shares issued will not rank for any dividends or other distributions declared or recommended, the record date for which falls on or prior to the date when the Option is exercised. The Company shall (to the extent not already listed) make application for listing for the Shares so issued on all Stock Exchanges (if any) on which its other issued ordinary share capital is then listed with effect from the earliest possible date after the date of issue.

(iii)	Board obligation to provide Shares

The Board shall at all times procure that there are sufficient Shares available to satisfy the exercise of all Options granted under the Plan.

6.	CESSATION OF EMPLOYMENT

(a)	When exercise is permitted

Subject to Rule 5.2 (other than Rule 5.2.1):

(i)	if a Participant dies at a time when he/she is either a director or employee of any Group Company or entitled to exercise that Option by virtue of Rule 6.1.2, the Option may (and must, if at all) be exercised by his/her personal representatives at any time after the date of death but not later than:

(i)	if the death occurred before the Bonus Date, 12 months after the date of death; or

(ii)	if the death occurred on or within six months after the Bonus Date, within 12 months after the Bonus Date;

(ii)	if a Participant ceases to be a director or employee of any Group Company:

(i)	by reason of injury, disability, Redundancy or retirement then any Option may (and subject to Rule 6.1.1 must if at all) be exercised by the earlier of the expiry of six months after he/she so ceases and the expiry of the Option Period. Any Option not so exercised shall lapse.

(ii)	by reason only:

(1)	that his/her office or employment is in a company of which the Company ceases to have Control (as determined in accordance with sections 450 and 451 Corporation Tax Act 2010);

(2)	of a relevant transfer within the meaning of the Transfer of Undertakings (Protection of Employment) Regulations 2006 or

(3)	that his/her office or employment relates to a business or part of a business which is transferred to a person which is not an Associated Company of the Company where the transfer is not a relevant transfer within the meaning of the Transfer of Undertakings (Protection of Employment) Regulations 2006

then any Option may be exercised by the earlier of:

(4)	the expiry of the period of six months after he/she so ceases; and

(5)	the expiry of the Option Period;

(iii)	for any reason other than a reason mentioned in Rules 6.1.1, 6.1.2.1, or 6.1.2.2, other than where the reason for cessation is dismissal for misconduct, more than three years after the Date of Grant of an Option, the Option may (and subject to Rule 6.1.1 must, if at all) be exercised by the earlier of the expiry of the period of six months after he/she so ceases and the expiry of the Option Period; and

(iv)	for any reason other than a reason mentioned in Rules 6.1.1, 6.1.2.1, 6.1.2.2 or 6.1.2.3, and in the case of cessation by reason of dismissal for misconduct more than three years after the Date of Grant of an Option, any Option shall automatically and immediately lapse.

(b)	Meaning of ceasing to be an employee

(i)	A Participant shall not be treated for the purposes of these Rules as ceasing to be an employee or director of a Group Company until such time as he/she is no longer a director or employee of the Company or any Associated Company (which for this purpose has the same meaning as that expression bears in paragraph 35 of Schedule 3) and a Participant (being a woman) who ceases to be such a director or employee by reason of pregnancy or confinement and who exercises her right to return to work under the Employment Rights Act 1996 before exercising an Option under the Plan shall be treated for the purposes of these Rules as not having ceased to be such a director or employee.

(ii)	For the purposes of these Rules, where a Participant's contract of employment with the Group is terminated by a Group Company without notice the Participant's employment shall be deemed to cease on the date on which the termination takes effect, and where the said contract is terminated by notice given by a Group Company, the Participant's employment shall be deemed to cease on the date on which that notice expires.

(c)	Employees of an Associated Company

Subject to Rule 5.2 if at the Bonus Date a Participant holds an office or employment in a company which is not a Constituent Company but which is an Associated Company of the Company, his/her Options may be exercised within six months of the Bonus Date.

(d)	Interaction of Rules

(i)	If an Option has become exercisable under Rule 6.1.2 and, during the period allowed for the exercise of the Option under Rule 6.1.2, the Participant dies, the period allowed for the exercise of the Option shall be the period allowed by Rule 6.1.1.

(ii)	If an Option has become exercisable under Rule 6 and, during the period allowed for the exercise of the Option under Rule 6, the Option would have become exercisable under Rules 7 or 8 also (or vice versa), the period allowed for the exercise of the Option shall be the first to determine of the period allowed by Rule 6 and the period allowed by Rule 7 or 8 (as the case may be).

7.	CHANGE OF CONTROL AND RECONSTRUCTION

(a)	Exercise of Options

If:

(i)	any person or group of persons acting in concert obtains Control of the Company as a result of:

(i)	making a general offer to acquire the whole of the issued ordinary share capital of the Company which is made on a condition such that if it is satisfied the person or group of persons will have Control of the Company; or

(ii)	a general offer to acquire all the issued Shares;

(in either case, other than any Share not already held by such person or persons (or persons connected with any of them)); or

(ii)	any person becomes entitled or bound to acquire Shares under sections 979 to 982 (inclusive) or 983 to 985 (inclusive) of the Companies Act 2006; or

(iii)	under section 899 of the Companies Act 2006 the court sanctions a compromise or arrangement applicable to or affecting:

(i)	all the ordinary share capital of the company or all the issued Shares; or

(ii)	all the shares in the Company, or all the issued Shares, which are held by a class of shareholders identified otherwise than by reference to their employment or directorships or their participation in a Schedule 3 SAYE Option Scheme;

then the Board shall serve notice upon each Participant notifying him/her of such fact and a Participant may subject to Rule 5.2 (other than Rule 5.2.1) exercise any Option or part of it which has not lapsed by (subject to Rule 6.1.1) the earlier of the expiry of the Appropriate Period defined in Rule 7.5 (or, if the Board determines in the case of Rules 7.1.1 or 7.1.3, within one month of the notice given to the Participant) and the expiry of the Option Period. Any Option which is not so exercised shall (subject to Rule 6.1.1) lapse unless Rule 7.4 applies.

(b)	Exercise on a Non-UK Reorganisation Arrangement

(i)	If the Company's shareholders become bound by a Non-UK Reorganisation Arrangement that is applicable to or affects:

(i)	all the ordinary share capital of the Company or all the shares of the same class as the Shares to which the Option relates; or

(ii)	all the shares, or all the shares of that same class, which are held by a class of shareholders identified otherwise than by reference to their employment or directorship or their participation in a Schedule 3 SAYE Option Scheme;

then the Board shall serve notice upon each Participant notifying him/her of such fact and a Participant may subject to Rule 5.2 (other than Rule 5.2.1) exercise any Option or part of it which has not lapsed by (subject to Rule 6.1.1) the earlier of the expiry of the Appropriate Period defined in Rule 7.5 (or, if the Board determines, within one month of the notice given to the Participant) and the expiry of the Option Period. Any Option which is not so exercised shall (subject to Rule 6.1.1) lapse unless Rule 7.4 applies.

(c)	Further provisions on timing of exercise

(i)	If:

(i)	an event specified in Rule 7.1.1 occurs; or

(ii)	a change of Control occurs as a result of an event specified in Rules 7.1.2 or 7.1.3 or 7.2;

and, as a result of the change of Control, Shares will no longer satisfy the requirements of Part 4 of Schedule 3, Options may be exercised within the period of 20 days following the change of Control, at the end of which, if not so exercised, Options shall (subject to Rule 6.1.1) lapse.

(ii)	If the Board reasonably expects an event within any of Rules 7.1.1 to 7.1.3 or 7.2 to occur, the Board may make arrangements permitting Options to be exercised for a period of 20 days ending with the relevant date (as such term is defined in paragraph 37 of Schedule 3) or the date on which the relevant person becomes bound or entitled to acquire shares in the Company as mentioned in Rule 7.1.2 (as the case may be). If an Option is exercised under this 7.3.2, it will be treated as having been exercised in accordance with Rule 7.1 or 7.2 as the case may be.

If the Board makes arrangements for the exercise of Options under this Rule 7.3.2 and the relevant date does not occur (or the person does not become bound or entitled to acquire shares in the Company) within 20 days of the date of purported exercise, the Option shall be treated as not having been exercised.

(d)	Exchange of Options

(i)	If a company (in this Rule 7 the "Acquiring Company") has acquired Control of the Company as a result of any of the events described in Rules 7.1.1, 7.1.3 or 7.2, or has become entitled or bound as mentioned in Rule 7.1.2, (such acquiring of Control or becoming entitled or bound being referred to in this Rule 7 as a "Relevant Event"), the Participant may by agreement with the Acquiring Company at any time within the Appropriate Period release his/her rights under the Plan (in this Rule 7 referred to as the "Old Rights") in consideration of the grant to him/her of rights (in this Rule 7 referred to as the "New Rights") which comply with Rule 7.4.2 and relate to shares in the Acquiring Company (or some other company which in relation to the Acquiring Company falls within paragraph (b) or paragraph (c) of paragraph 18 of Schedule 3).

(ii)	The New Rights shall comply with each of the following requirements:

(i)	the shares to which they relate shall satisfy the conditions specified in relation to plan shares in paragraphs 18 to 20 (inclusive) and 22 of part 4 of Schedule 3;

(ii)	the New Rights shall be exercisable in the same manner as the Old Rights and subject to the provisions of the Plan as it had effect immediately before the release of the Old Rights;

(iii)	the total Market Value, immediately before the release, of the Shares which were subject to the Participant's Old Rights shall be substantially the same as the total Market Value immediately after the grant of the shares in respect of which the New Rights are granted to the Participant; and

(iv)	the total amount payable by the Participant for the acquisition of shares in pursuance of the New Rights shall be substantially the same as the total amount that would have been payable for the acquisition of Shares in pursuance of the Old Rights and for the purposes of this Rule "Market Value" shall be determined in accordance with paragraph 39 of Schedule 3.

(iii)	Any reference in Rules 5, 7, 8, 9, 10.1, 10.3 to 10.4 and 11 to "Option", "Shares", "Company" or "Board" shall in its application to any New Rights be deemed a reference to the New Rights, the shares to which the New Rights relate, the company in whose capital such shares are comprised or the Board as defined in Rule 1 but in relation to the Acquiring Company.

(iv)	Rule 7.4.1 above is included in the Plan by virtue of paragraph 38 of Schedule 3.

(v)	If New Rights shall be granted to a Participant by reference to any Relevant Event, Rules 7.1.1, 7.1.2, 7.1.3 and 7.2 shall cease to apply by reference to that Relevant Event (but without prejudice to their application by reference to any other Relevant Event).

(e)	Meaning of "Appropriate Period"

In this Rule 7 the "Appropriate Period" means:

(i)	in a case falling within Rule 7.1.1 and where Rule 7.1.2 does not apply, the period of six months beginning with the time when the person making the offer has obtained Control of the Company and any condition subject to which the offer is made is satisfied;

(ii)	in a case falling within Rule 7.1.2, the period during which the Acquiring Company remains bound or entitled as mentioned in that paragraph;

(iii)	in a case falling within Rule 7.1.3, the period of six months beginning with the time when the court sanctions the compromise or arrangement; and

(iv)	in a case falling within Rule 7.2, the period of six months beginning with the date on which the Non-UK Company Reorganisation Arrangement becomes binding on the shareholders affected by it.

(f)	Lapse after Relevant Event

Any Option which is not exercised or released pursuant to this Rule within the Appropriate Period following a Relevant Event (but not any New Rights granted by reference to that Relevant Event) shall (subject to Rule 6.1.1) lapse.

8.	WINDING UP OF THE COMPANY

Subject always to Rule 5 (other than Rule 5.2.1) if at any time while any Option remains unexercised the Company passes a resolution for its voluntary liquidation, every Option shall be exercisable in whole or in part (provided that such Option has not by the time of such resolution lapsed and that exercise is not prohibited by Rule 5.2) but not after the expiry of the Option Period. The Company shall give to each Participant holding any unexercised Option notice of the resolution and shall at the same time give him/her notice of his/her rights under this Rule 8. Subject to this, all Options shall (subject to Rule 6.1.1) lapse six months after the passing of the resolution (or, if the Board determines, within one month of the notice given to the Participant under this Rule 8), .

9.	VARIATION OF CAPITAL

(a)	Adjustment of Options

(i)	Subject to Rules 9.1.2 and 9.2, in the event of any variation of the share capital of the Company (whenever effected) by way of capitalisation, rights issue, sub-division, consolidation, reduction or otherwise, the Board may make such adjustments as it considers appropriate under Rule 9.1.2.

(ii)	An adjustment made under this Rule 9.1.2 shall be to one or more of the following:

(i)	the number of Shares in respect of which any Option granted under the Plan may be exercised;

(ii)	the price at which shares may be acquired by the exercise of any such Option; and

(iii)	where any such Option has been exercised but no Shares have been issued pursuant to such exercise, the number of Shares which may be so issued and the price at which they may be acquired.

(b)	Restrictions on Adjustment

(i)	No adjustment under Rule 9.1.2 above shall be made:

(i)	as a result of which the aggregate amount payable on the exercise of an Option would be materially changed or increased beyond the expected repayment under the Savings Contract at the appropriate Bonus Date; nor

(ii)	which would cause the Shares to cease to satisfy the conditions specified in paragraphs 18 to 20 (inclusive) and 22 of Part 4 of Schedule 3.

(ii)	Any adjustment made under Rule 9.1.2 must (in particular) secure:

(i)	that the total market value of the shares which may be acquired by the exercise of the Option is immediately after the variation or variations substantially the same as what it was immediately before the variation or variations; and

(ii)	that the total price at which those shares may be acquired is immediately after the variation or variations substantially the same as what it was immediately before the variation or variations and must comply with paragraph 28(3B) of Schedule 3.

(c)	Adjustments below nominal value

No adjustment shall have the effect of reducing the Option Price per Share to less than the nominal value of a Share unless the Board is authorised to capitalise from reserves a sum equal to the difference and to apply such sum in paying up the Shares.

(d)	Notification to Participants

As soon as reasonably practicable after making any adjustment under Rule 9.1.2, the Board shall give notice in writing of it to each Participant.

10.	ALTERATIONS TO PLAN

(a)	General

Subject to this Rule 10, the Board may by resolution at any time and from time to time make any alteration to the Plan which it thinks fit. Any such alteration which is necessary to comply with or to take account of any applicable legislation or statutory regulations or any change therein or any requirements to enable the Plan to continue to qualify as a Schedule 3 SAYE Option Scheme or to obtain or maintain favourable taxation treatment for the Company or Participants or potential Participants may be made notwithstanding the following provisions of this rule (except Rule 10.2).

(b)	Alterations to key features

No alteration shall be made to any provision of the Plan if such amendment would mean that the Plan would cease to qualify as a Schedule 3 SAYE Option Scheme.

(c)	Amendments which adversely affect Participants

No alteration shall be made which would materially increase the liability of any Participant or which would materially decrease the value of any Participants' subsisting rights attached to any Option without in each case that Participant's prior written consent.

(d)	Notice of alteration

As soon as reasonably practicable after making any alteration under this Rule 10, the Board shall give notice in writing of it to each Participant.

11.	MISCELLANEOUS

(a)	No employment rights

This Plan shall not form part of the contract of employment of any individual who participates in it. The rights and obligations of any individual under the terms of his/her office or employment with any Company participating in the Plan shall not be affected by his/her participation in the Plan or any right which he/she may have to participate in it.

An individual who participates in the Plan shall waive any and all rights to compensation or damages in consequence of the termination of his/her office or employment for any reason whatsoever (including unfair or wrongful dismissal) insofar as those rights arise or may arise from his/her ceasing to have rights under or being entitled to exercise any Option under the Plan as a result of such termination. No such participation, rights, or benefits shall be taken into account for the purposes of calculating the amount of benefits payable to any pension fund. Invitations made, and Options granted, under the Plan shall not constitute any representation or warranty that any benefit will accrue to any individual who is invited to participate or granted the Option.

(b)	Administration

The Plan shall be administered by the Board who may from time to time make and vary procedures for administration and implementation of the Plan as they think fit, and in the event of any dispute or disagreement as to the interpretation of the Plan, or of any rule, regulation or procedure, or as to any question or right arising from or related to the Plan, the decision of the Board shall be final and binding upon all persons (subject to the written concurrence of the Company's auditors having been obtained when so required by the Rules).

(c)	Notices

Any notice or other communication under or in connection with the Plan may be given:

(i)	by personal delivery or by sending the same by post:

(i)	in the case of a company, to its registered office; and

(ii)	in the case of an individual, to his/her last known address, or where he/she is a director or employee of a company participating in the Plan, either to his/her last known address or to the address of the place of business at which he/she performs the whole or substantially the whole of the duties of his/her office or employment and where a notice or other communication is given by first class post, it shall be deemed to have been received 48 hours after it was put into the post properly addressed and stamped; or

(ii)	by electronic communication to their usual business address for the time being notified for that purpose to the person giving the notice.

12.	GOVERNING LAW

The Rules and the Plan shall in all respects be governed by and construed in accordance with the laws of England and the courts of England shall have exclusive jurisdiction to settle any dispute which may arise out of or in connection with the Plan. Any proceedings, suit or action arising out of this Plan shall be brought in such courts.